Exhibit 4.19

DATE: 28 January 2021
Lease relating to LEVEL 7 THE TRANSLATION AND INNOVATION HUB, IMPERIAL COLLEGE WHITE CITY CAMPUS, LONDON W12 Part of estate building (office) (RPI Indexed Rent)

Between IMPERIAL COLLEGE THINKSPACE LIMITED ADC THERAPEUTICS (UK) LTD and ADC Therapeutics SA
CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000

Table of contents
1.    Definitions    4
2.    Interpretation    9
3.    Demise, Term and Rent    11
4.    Tenant’s Obligations    12
5.    Landlord’s Obligations    23
6.    Agreements    25
7.    Guarantor’s Obligations    28
8.    Tenant Break Clause    29
9.    Jurisdiction    30
10.    Legal Effect    30
Schedule 1 Rights    31
Part 1 The Tenant’s Rights    31
Part 2 Landlord’s Rights    33
Schedule 2 Rent review    35
Schedule 3 Services and Service Charge    41
Part 1 Administrative Provisions    41
Part 2 The Landlord’s Obligations    42
Part 3 Services and Charges    43
Schedule 4 Insurance and Damage Provisions    46
Schedule 5 Title Matters    48
Schedule 6 Works    49
Part 1 Permitted Works    49
Part 2 Form of Request to Ascertain Need to Remove Permitted Works    52
Schedule 7 Underletting    53
Schedule 8 Offer Back Provisions    55
Part 1 Terms of the offer back    55

LAND REGISTRY PRESCRIBED CLAUSES

LR1. Date of lease	28 January 2021
LR2. Title number(s)	LR2.1 Landlord’s title number(s) BGL106935. LR2.2 Other title numbers None.
LR3. Parties to this lease
Landlord
IMPERIAL COLLEGE THINKSPACE LIMITED (incorporated and registered in England and Wales under company registration number 5272659), the registered office of which is at Faculty Building, Level 1, Imperial College, London SW7 2AZ.
Tenant
ADC THERAPEUTICS (UK) LTD (incorporated and registered in England and Wales under company registration number 09353055), the registered office of which is at 4th Floor, Reading Bridge House George Street, Reading, Berkshire, RG1 8LS.
Guarantor
ADC Therapeutics SA (incorporated and registered in Switzerland under company registration number CHE-461.408.645), the registered office of which is at Biolpole, Route de la Corniche 3B, 1066 Epalinges, Switzerland.

LR4. Property
In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.
The property described as the “Premises” in clause 1 of this Lease.

LR5. Prescribed statements etc.	None.
LR6. Term for which the Property is leased	The term as specified in clause 3.1 of this Lease.
LR7. Premium	None.
LR8. Prohibitions or restrictions on disposing of this lease	This Lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.
LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land
None.
LR9.2 Tenant’s covenant to (or offer to) surrender this lease
See clause 4.15.3
LR9.3 Landlord’s contractual rights to acquire this lease
None.

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None.
LR11. Easements
LR11.1 Easements granted by this lease for the benefit of the Property
As specified in this Lease at Part 1 of Schedule 1.
LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property
As specified in this Lease at Part 2 of Schedule 1.

LR12. Estate rentcharge burdening the Property	None.
LR13. Application for standard form of restriction	None.
LR14. Declaration of trust where there is more than one person comprising the Tenant

LEASE INFORMATION PAGE
This part of the Lease summarises some of the key terms of this Lease but does not form part of the Lease. In the event of any conflict the remainder of this Lease shall take precedence.

Rent:
£346,115 per annum from the Rent Commencement Date;
£412,676 per annum from the second anniversary of the Term Start Date;
£479,237 per annum from the third anniversary of the Term Start Date; and
£532,485 from the fourth anniversary of the Term Start Date

Initial Service Charge Contribution:	£103,657.08 per annum
Rent Commencement Date:	18 January 2022
Ancillary Rent Commencement Date:	The Term Start Date
Term:	A term of 10 years commencing on the Term Start Date and expiring on the Term End Date
Tenant’s Break Date:	28 January 2026 [the fifth anniversary of the Term Start Date]
Type of Rent Review:	RPI Indexed with an open market review after five years
Rent Review Dates:	The fifth anniversary of the Term Start Date and each succeeding anniversary of that date
Market Review Date:	The fifth anniversary of the Term Start Date
1954 Act Exclusion:	Yes

LEASE
PARTIES
(1)    the Landlord named in clause LR3 and any other person who becomes the immediate landlord of the Tenant (the “Landlord”);
(2)    the Tenant named in clause LR3 and its successors in title (the “Tenant”); and
(3)    the Guarantor named in clause LR3 (the “Guarantor”).
IT IS AGREED AS FOLLOWS:
1.    Definitions
This Lease uses the following definitions:
“1925 Act”: Law of Property Act 1925;
“1954 Act”: Landlord and Tenant Act 1954;
“1986 Act”: Insolvency Act 1986;

“1987 Order”: the schedule to the Town and Country Planning (Use Classes) Order 1987 (as amended by the Town and Country Planning (Use Classes) (Amendment) (England) Order 2005) but not including in this context any other Order amending or replacing it
“1994 Act”: Law of Property (Miscellaneous Provisions) Act 1994;
“Act”: any act of Parliament and any delegated law made under it;
“AGA”: an authorised guarantee agreement (as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995);
“Ancillary Rent Commencement Date”: the Term Start Date;
“Area Clearance and Decontamination Certificate”: a certificate in such form as the Landlord shall reasonably require and notify to the Tenant to be provided by the Tenant or its designated contractor confirming that the Tenant has cleared and decontaminated the Premises in accordance with its obligations in this Lease;
“Break Date”: 28 January 2026 [the fifth anniversary of the Term Start Date];
“Building”: the building known as the Translation and Innovation Hub White City Campus 80 Wood Lane London W12 shown edged red on Plan 1:
(a)    including all alterations, additions and improvements and all landlord’s fixtures forming part of it at any time during the Term; and
(b)    excluding any tenants’ fixtures forming part of it at any time during the Term;
“Building Common Parts”: subject to paragraph 4 of Part 2 of Schedule 1, any part of, or anything in, the Building that does not form part of a Lettable Unit and that is used or available for use by:
(a)    the Tenant in common with others;
(b)    the Landlord in connection with the provision of the Services; or
(c)    visitors to the Building;
“Building Management Systems”: all or any of the following used within or serving the Building that do not exclusively serve any Lettable Unit:
(a)    lighting systems;
(b)    security, CCTV and alarm systems;
(c)    access control systems;
(d)    audio and audio-visual systems;
(e)    wireless, phone, data transmission and other telecommunications systems;
(f)    air ventilation and filtration;
(g)    air-conditioning, heating and climate control systems;
(h)    water heating, filtering and chilling systems;
(i)    fire detection, alarm and sprinkler systems;
(j)    any other system the Landlord requires for the effective operation of the Building;
and all control systems, plant, machinery, equipment, Supplies and Conducting Media used in connection with them;

“Business Day”: a day (other than a Saturday, Sunday or public holiday) on which banks are usually open for business in England and Wales;
“company”: includes:
(a)    any UK registered company (as defined in section 1158 of the Companies Act 2006);
(b)    to the extent applicable, any overseas company as defined in section 1044 of the Companies Act 2006;
(c)    any unregistered company (to include any association); and
(d)    any “company or legal person” in relation to which insolvency proceedings may be opened pursuant to Article 3 of the EC Regulation on Insolvency Proceedings 2000;
“Conducting Media”: any media for the transmission of Supplies but not including any service risers or any other airspace through which the media run;
“Current Guarantor”: someone who, immediately before a proposed assignment, is either a guarantor of the Tenant’s obligations under this Lease or a guarantor of the obligations given by a former tenant of this Lease under an AGA;
“Electronic Communications Apparatus”: “electronic communications apparatus” as defined in section 151 of the Communications Act 2003;
“End Date”: the last day of the Term (however it arises);
“Entry Safeguards”: the obligations to be observed when a right to enter the Premises is exercised as set out in clause 5.5;
“Environmental Performance”: all or any of the following:
(a)    the consumption of energy and associated generation of greenhouse gas emissions;
(b)    the consumption of water;
(c)    waste generation and management; and
(d)    any other environmental impact arising from the use or operation of the Premises, the Estate or the Building;
“EPB Regulations”: the Energy Performance of Buildings (England and Wales) Regulations 2012;
“EPC”: an Energy Performance Certificate and Recommendation Report (as defined in the EPB Regulations);
“Estate”: the land at Wood Lane London W12 comprised in title NGL481717 shown edged in red on Plan 2 and all buildings from time to time on such land or such other land (including the Building) of a greater or lesser extent as the Superior Landlord may determine and notify to the Landlord in writing from time to time;
“Group Company”: in relation to any company, any other company within the same group of companies as that company within the meaning of section 42 of the 1954 Act;
“Hazard Analysis”: the Landlord's tenant hazard analysis questionnaire;
“Head Lease”: the lease dated 28 July 2014 made between Imperial College of Science Technology and Medicine (1) and Voreda Investments Limited (2) as varied by a deed of variation dated 1 May 2015 between the same parties;

“Imperial Period”: the period from the date of this Lease until the date Imperial College of Science Technology and Medicine or an entity in which Imperial College of Science Technology and Medicine holds 75% or more of the voting rights ceases to own the freehold of the whole or a significant part of the Estate;
“Initial Licence for Alterations”; means the licence for alterations of even date herewith and made between the parties to this Lease;
“Insured Risks”: has the meaning defined in the Superior Lease;
“Interest Rate”: three per cent above the base rate for the time being in force of Lloyds Bank Plc (or any other UK clearing bank specified by the Landlord);
“Lease”: this lease, which is a “new tenancy” for the purposes of section 1 Landlord and Tenant (Covenants) Act 1995, and any document supplemental to it;
“Lettable Unit”: accommodation within the Building and any other buildings on the Estate from time to time let or occupied or intended for letting or occupation, but excluding accommodation let or occupied for the purposes of providing any of the Services;
“Main Rent”: the rent payable under clause 3.2;
“Minor Structural Alterations”: minor works to drill into or to make attachments to structural parts of the Premises in order to affix or accommodate works or alterations which otherwise are exclusively non-structural and do not adversely impact on the structural integrity of the Premises;
“Notice”: any notice, notification or request given or made under this Lease;
“Outgoings”: all or any of:
(a)    all existing and future rates, taxes, duties, charges, and financial impositions charged on the Premises or any owner or occupier of the Premises except for:
(i)    tax (other than VAT) on the Rents payable; and
(ii)    any tax arising from the Landlord’s dealing with its own interests;
(b)    Supply Costs for the Premises;
(c)    a fair and reasonable proportion of the Outgoings referred to in paragraphs (a) and (b) charged in respect of the Premises and any other parts of the Building to the extent that those amounts do not form part of the Service Costs; and
(d)    a fair and reasonable proportion of the Outgoings referred to in paragraphs (a) and (b) charged in respect of the Premises and any other parts of the Estate;
“Permitted Apparatus”: Electronic Communications Apparatus or apparatus relating to Wireless Data Services installed within the Premises;
“Permitted Use”: research and development units and laboratories and other uses within Classes B1(b) and (c) of the 1987 Order with ancillary offices within Class B1(a) of the 1987 Order;
“Permitted Works”: all or any works (including Minor Structural Alterations and the installation of Permitted Apparatus) to which the Landlord has consented or for which, under clause 4.11, the Landlord’s consent is not required;
“Planning Acts”: every Act for the time being in force relating to the use, development, design, control and occupation of land and buildings;

“Planning Permission”: any permission, consent or approval given under the Planning Acts;
“Plans”: any of the plans contained in this Lease;
“Plant Area” means the part of the Terrace shown edged red on Plan 4;
“Premises”: the premises on level 7 of the Building shown edged red on Plan 3:
(a)    including:
(i)    all plaster and other internal surfacing materials and finishes on the structural walls, floors and ceilings of the Premises and on the other structural parts of the Building within or bounding the Premises;
(ii)    windows and window frames but excluding the external decorative finishes of any windows on the external walls of the Building or dividing the Premises from the Building Common Parts;
(iii)    doors and door frames but excluding the external decorative finishes and frames of any that divide the Premises from the Building Common Parts
(iv)    the plaster and other internal surfacing and finishes on any non-structural walls separating the Premises from any Building Common Parts;
(v)    one half severed vertically of any non-structural walls separating the Premises from any adjoining Lettable Units;
(vi)    the entirety of any non-structural walls wholly within the Premises;
(vii)    any raised floor systems and finishes to the upper surfaces of the raised floor systems;
(viii)    all Conducting Media and landlord’s plant, equipment and fixtures within and exclusively serving the Premises including the Tenant’s fire detection, alarm and sprinkler systems (if any) up to the point of connection with the Landlord’s fire detection, alarm and sprinkler systems; and
(ix)    any Permitted Works carried out to or at the Premises; but
(b)    excluding:
(i)    all load bearing and exterior walls and the floors and ceilings of the Premises (other than those included above);
(ii)    all structural parts of the Building;
(iii)    the glass walls, windows, frames and structure of any exterior curtain walling;
(iv)    the entirety (subject to paragraph (a)(iv) of this definition) of any non-structural walls separating the Premises from any Building Common Parts;
(v)    the airspace within any service risers that run through the Premises;
(vi)    the Landlord’s fire detection, alarm and sprinkler systems (if any) up to the point of connection with the Tenant’s fire detection, alarm and sprinkler systems;
(vii)    the Building Management Systems (if any) within the Premises; and
(viii)    all tenant’s fixtures;

“Rent Commencement Date”: 18 January 2022;
“Rent Days”: 25 March, 24 June, 29 September and 25 December;
“Rents”: the Main Rent, the Service Charge; any VAT payable on them and any interest payable under clause 4.5;
“Risk Period”: three years;
“Service Charge”: subject to the provisions of paragraph 7 of Part 1 of Schedule 3, a fair proportion (calculated on a floor area basis or any other method as the Landlord from time to time decides, acting reasonably) of the Service Costs together with the sums described in paragraph 1.1 of Schedule 4 (where such sums are not the subject of a separate demand from the Landlord);
“Service Charge Code”: the 3rd edition of the code of practice (2014) published by the Royal Institution of Chartered Surveyors called “Service Charges in Commercial Property”;
“Service Charge Exclusions”: the costs listed in Part 4 of Schedule 3;
“Service Costs”: the aggregate costs (including VAT that is not recoverable by the Landlord from HM Revenue & Customs) incurred by the Landlord in providing the Services and paying the costs listed in Part 3 of Schedule 3 after excluding any Service Charge Exclusions;
“Services”: the services provided by the Landlord in Part 3 of Schedule 3;
“Superior Landlord”: the person (if any) entitled for the time being to the reversion expectant upon the determination of the Superior Lease, and (where the context admits) all superior landlords, however remote.
“Superior Lease”: the lease dated 28 July 2014 made between Imperial College of Science Technology and Medicine (1) Imperial Bioincubator Limited (2) and Imperial College of Science Technology and Medicine (3) as amended by a deed of rectification dated 5 February 2015 and as varied by a deed of variation dated 1 May 2015 both made between the same parties and by a deed of variation dated 11 January 2017 made between Lime Property Fund Limited Partnership (1) Imperial College Thinkspace Limited (2) and Imperial College of Science Technology and Medicine (3).
“Supplies”: water, gas, air, foul and surface water drainage, electricity, oil, telephone, heating, telecommunications, internet, data communications and similar supplies or utilities;
“Supply Costs”: the costs of Supplies including procurement costs, meter rents and standing charges;
“Tenant’s Terrace Space Plant” means the air-conditioning plant and ancillary ducts, cabling and wiring which will serve the Premises and which are shown and described in the Initial Licence for Alterations (being in the locations within the Plant Area shown on Plan 4);
“Term”: the period of this Lease;
“Term End Date”: 27 January 2031;
“Term Start Date”: 28 January 2021;
“Terrace”: the terrace on Level 7 of the Building;
“Uninsured Risk”: is as defined in the Superior Lease;
“VAT”: value added tax or any similar tax from time to time replacing it or performing a similar function;

“VAT Supply”: a “supply” for the purpose of the Value Added Tax Act 1994; and
“Wireless Data Services”: the provision of wireless data, voice or video connectivity or wireless services permitting or offering access to the internet or any wireless network, mobile network or telecommunications system that involves a wireless or mobile device.
2.    Interpretation
In this Lease:
2.1    “notify”, “notifies” or “notifying” means notify, notifies or notifying in writing in accordance with clause 6.4;
2.2    where appropriate, the singular includes the plural and vice versa, and one gender includes any other;
2.3    obligations owed by or to more than one person are owed by or to them jointly and severally;
2.4    an obligation to do something includes an obligation not to waive any obligation of another person to do it;
2.5    an obligation not to do something includes an obligation not to permit or allow another person to do it;
2.6    the Tenant will be liable for any breaches of its obligations in this Lease committed by:
2.6.1    any authorised occupier of the Premises or its or their respective employees, licensees or contractors; or
2.6.2    any person under the control of the Tenant or acting under the express or implied authority of the Tenant;
2.7    reference to either the Landlord or the Tenant having a right of approval or consent under this Lease means a prior written approval or consent, which must not be unreasonably withheld or delayed except where this Lease specifies that either the Landlord or the Tenant has absolute discretion;
2.8    where the Landlord has the right to impose regulations or to approve, decide, designate, nominate, request, require, specify or stipulate any matter or thing under this Lease, that right will be subject to a condition that the Landlord will act reasonably and properly when exercising that right except where this Lease specifies that the Landlord has absolute discretion;
2.9    references to the provision of plans, drawings, specifications or other documents means their provision in hard copy, electronically in PDF or in any other easily readable format as may be appropriate having regard to the purpose for which they are provided and the nature of the information that they contain, but not in a format that is proprietary to a particular computer system or program that cannot be imported into or easily read by another computer system or program;
2.10    any rights excepted or reserved to the Landlord are also excepted or reserved to the Superior Landlord any mortgagee of the Landlord and all persons authorised by the Landlord and any covenant by the Tenant to permit entry by the Landlord for any purpose is a covenant also to permit entry by such persons;
2.11    reference to any right exercisable by the Landlord or any right exercisable by the Tenant in common with the Landlord shall be construed as including (where appropriate) the exercise of such right:

2.11.1    the Superior Landlord;
2.11.2    any mortgagee of the Landlord or the Superior Landlord and all persons authorised by it; and
2.11.3    in common with all other persons having a like right;
2.12    the giving of any consent or approval of the Landlord required under this Lease shall be conditional upon obtaining the consent or approval of the Superior Landlord (if required under the terms of the Superior Lease) and any mortgagee of the Landlord provided that in all cases where the Landlord may not unreasonably withhold or delay consent the same shall apply to any mortgagee;
2.13    references to a Schedule are to a Schedule to this Lease and the Landlord and the Tenant must comply with their respective obligations in them;
2.14    apart from in clauses 4.6.1 and clause 4.10.3 where either the Tenant or the Landlord must pay any costs that the other incurs (or any proportion of them), those costs must be reasonable and proper and reasonably and properly incurred;
2.15    references to any sums being payable on demand or when demanded mean being payable when demanded in writing;
2.16    reference to “the Building”, “the Building Common Parts”, “the Estate” or “the Premises” means the whole or an individual part or parts unless inappropriate in the context used;
2.17    reference to “adjoining premises” means any land or buildings adjoining or nearby the Building and the Estate, whether or not owned by the Landlord (unless express reference is made to the Landlord’s ownership of those premises);
2.18    references to an Act are to that Act as amended from time to time and to any Act that replaces it but references to the Town and Country Planning (Use Classes) Order 1987 are to that Order as in force at 31 August 2020;
2.19    “includes”, “including” and similar words are used without limitation or qualification to the subject matter of the relevant provision;
2.20    if any provision is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remainder of this Lease will be unaffected; and
2.21    if a person must take a matter into consideration that person must have reasonable regard to it but the final decision remains at that person’s absolute discretion.
3.    Demise, Term and Rent
3.1    The Landlord leases the Premises to the Tenant with full title guarantee (subject to the variations set out in Schedule 5):
3.1.1    for a term starting on the Term Start Date and ending on the Term End Date;
3.1.2    together with the rights listed in Part 1 of Schedule 1;
3.1.3    excepting and reserving to the Landlord the rights listed in Part 2 of Schedule 1;
3.1.4    subject to the provisions of any documents or matters specified or referred to in Schedule 5; and
3.1.5    subject to any rights reserved by the Superior Lease to the Superior Landlord.

3.2    The Tenant must pay as rent reserved under this Lease:
3.2.1    for the period starting on the Rent Commencement Date and ending on 27 January 2023 [the day before the second anniversary of the Term Start Date] three hundred and forty six thousand one hundred and fifteen pounds (£346,115) yearly;
3.2.2    for the period starting on 28 January 2023 [the second anniversary of the Term Start Date] and ending on 27 January 2024 [the day before the third anniversary of the Term Start Date] four hundred and twelve thousand six hundred and seventy six pounds (£412,676) yearly;
3.2.3    for the period starting on 28 January 2024 [the third anniversary of the Term Start Date] and ending on 27 January 2025 [the day before the fourth anniversary of the Term Start Date] four hundred and seventy nine thousand two hundred and thirty seven pounds (£479,237) yearly
3.2.4    for the period starting on 28 January 2025 [the fourth anniversary of the Term Start Date] and ending on 27 January 2026 [the day before the fifth anniversary of the Term Start Date] five hundred and thirty two thousand four hundred and eighty five pounds (£532,485) yearly
3.2.5    during the remainder of the Term, the rent set out in clause 3.2.4 as increased (if at all) in accordance with the provisions of Schedule 2.
3.3    The Main Rent is not payable for any period before the Rent Commencement Date.
3.4    Starting on the Ancillary Rent Commencement Date the Tenant must pay the Service Charge due under clause 4.3 and Schedule 3.
3.5    The Tenant must pay as rent VAT under clause 4.4.
3.6    The Main Rent is payable by equal quarterly payments in advance on the Rent Days in every year. The first payment will be for the period starting on (and to be paid on) the Rent Commencement Date and ending on the last day of that quarter.
3.7    The Rents and all other sums payable under this Lease must be paid by the Tenant by direct debit or electronic transfer using the Bankers Automated Clearing System (or any similar system that may replace it) to the United Kingdom bank account notified by the Landlord to the Tenant or in such other manner as the Landlord may reasonably require.
3.8    The Tenant must not make any legal or equitable deduction, set-off or counterclaim from any payment due under this Lease unless required to do so by law.
4.    Tenant’s Obligations
4.1    Main Rent
The Tenant must pay the Main Rent when due.
4.2    Outgoings
4.2.1    The Tenant must pay all Outgoings when demanded.
4.2.2    If the Landlord loses the benefit of any rates relief or exemption after the end of the Term because the Tenant has received that benefit before the end of the Term, the Tenant must pay the Landlord on demand an amount equal to the relief or exemption that the Landlord has lost.

4.3    Service Charge
The Tenant must pay the Service Charge in accordance with Part 1 of Schedule 3.
4.4    VAT
4.4.1    The Tenant must pay (at the same time as the VAT Supply is made) subject to the Tenant receiving a proper VAT invoice addressed to the Tenant:
(a)    VAT on any consideration in respect of a VAT Supply to the Tenant by the Landlord; and
(b)    a fair proportion of the VAT (and interest, penalties and costs where these are incurred because of anything the Tenant does or fails to do) charged in respect of any VAT Supply to the Landlord in respect of the Premises, the Estate or the Building where that VAT is not recoverable by the Landlord from HM Revenue & Customs.
4.4.2    The Tenant must not do anything that would result in the disapplication of the option to tax in respect of the Landlord’s interest in the Estate.
4.5    Interest on overdue payments
The Tenant must pay interest on the Rents and on all other sums not paid on or by the due date (or, if no date is specified, not paid within 10 Business Days after the date of demand). Interest will be payable at the Interest Rate for the period starting on the due date (or date of demand) and ending on the date of payment.
4.6    Reimburse fees incurred by the Landlord
The Tenant must pay on demand the Landlord’s proper costs (including legal and surveyor’s charges and bailiff’s fees) and disbursements and the costs and disbursements of any Superior Landlord in connection with:
4.6.1    any breach of the Tenant’s obligations in this Lease, including the preparation and service of a notice under section 146 of the 1925 Act;
4.6.2    any application by the Tenant for consent under this Lease, whether that application is withdrawn or consent is granted or lawfully refused, except in cases where the Landlord is required to act reasonably and the Landlord unreasonably refuses to give consent;
4.6.3    the preparation and service of any notice by the Landlord under clause 4.13.4; and
4.6.4    the preparation and service of a schedule of dilapidations served no later than six months after the End Date.
4.7    Indemnity
4.7.1    The Tenant must indemnify the Landlord against all actions, claims, demands made by a third party, all costs, damages, expenses, charges and taxes payable to a third party and the Landlord’s own liabilities, costs and expenses incurred in defending or settling any action, claim or demand in respect of any personal injury or death, damage to any property and any infringement of any right arising from:
(a)    the exercise of the Tenant’s rights;
(b)    the carrying out of any Permitted Works;
(c)    the installation of any Permitted Apparatus; or

(d)    otherwise arising in respect of the Premises or their use.
4.7.2    The Tenant must indemnify the Landlord against all actions, claims, demands, costs, expenses, charges, taxes and liabilities arising from any breach by the Tenant of any of its obligations in this Lease.
4.7.3    In respect of any claim covered by the indemnity in clause 4.7.1 or the indemnity in clause 4.7.2 the Landlord must:
(a)    give notice to the Tenant of the claim as soon as reasonably practicable after receiving notice of it;
(b)    provide the Tenant with any information and assistance in relation to the claim that the Tenant may reasonably require, subject to the Tenant paying to the Landlord all costs incurred by the Landlord in providing that information or assistance; and
(c)    mitigate its loss (at the Tenant’s cost) where it is reasonably practicable for the Landlord to do so.
4.8    Insurance
The Tenant must comply with its obligations in Schedule 4.
4.9    Repair and decoration
4.9.1    The Tenant must:
(a)    keep the Premises in good and substantial repair and condition and clean and tidy;
(b)    keep all plant, equipment or fixtures forming part of the Premises (or that exclusively serve them) properly maintained in accordance with good industry practice and any requirements of the Landlord’s insurers that are advised to the Tenant in writing;
(c)    keep tenant’s fixtures in good repair and working order;
(d)    replace (where beyond economic repair) any Conducting Media and Landlord’s plant, equipment or fixtures forming part of the Premises with items of equivalent or better quality.
4.9.2    The Tenant must promptly replace any damaged glass forming part of the Premises with glass of equivalent or better quality and thickness.
4.9.3    Subject to clause 4.13.5, the Tenant must clean and repair all floor coverings in the Premises as often as reasonably necessary and, in the final three months of the term, renew and replace them with floor coverings of a colour and quality first approved by the Landlord.
4.9.4    The Tenant shall as often as may be necessary but in any event not less often than every fifth year of the Term and also during the last year of the Term decorate the Premises usually decorated in a good and workmanlike manner with good quality materials in a colour to be approved by the Landlord (such approval not to be unreasonably withheld or delayed) if different from the initial colour.
4.9.5    The obligations under this clause 4.9 apart from clause 4.9.2 exclude damage by any Insured Risk or Uninsured Risk, except to the extent that payment of any insurance money is refused because of anything the Tenant does or fails to do and the Tenant has not complied with paragraph 1.1.4 of Schedule 4.
4.10    Allow entry
4.10.1    The Tenant must allow the Landlord to enter the Premises on giving not less than 48 hours’ notice (save in emergency or where the need for such entry is occasioned by the Tenant’s default) and subject always to clause 5.5:
(a)    to view the state of repair and condition of the Premises and to take schedules of the Landlord’s fixtures and fittings and of any dilapidations;
(b)    to inspect, rebuild, repair or carry out alterations to any adjoining property;
(c)    to ascertain whether there has been any breach or non-performance of any of the Tenant’s covenants or conditions in this Lease;
(d)    to exercise the rights excepted and reserved to the Landlord by this Lease; and
(e)    for any other reasonable purpose relating to the Landlord’s reversionary interest in the Premises.
4.10.2    If the Landlord requires the Tenant to remedy any breach of the Tenant’s obligations under this Lease or a third party requires the Tenant to take some action in relation to the Premises to comply with any Act then the Tenant must comply with those requirements immediately in the case of an emergency or, in all other cases, begin to comply with those requirements within 15 Business Days after being notified of them and diligently complete any works required.
4.10.3    If the Tenant does not comply with clause 4.10.1(a), the Landlord may enter the Premises and carry out any works required itself. The Tenant must repay, as a debt on demand, all the costs the Landlord incurs in so doing. The Landlord’s rights under clause 6.1 will be unaffected.
4.11    Alterations
4.11.1    The Tenant must not:
(a)    build any new structure on, or alter the external appearance of, the Premises or cut into any structural part of the Building, except for Minor Structural Alterations; or
(b)    install Electronic Communications Apparatus or apparatus relating to Wireless Data Services, except where intended only to serve the lawful occupier’s business at the Premises.
4.11.2    Landlord’s consent is not required for the installation and removal of, or alterations to internal demountable partitioning that will not have an adverse impact on the Environmental Performance of the Building or the Building Management Systems, provided that the Tenant shall:
(a)    supply the Landlord in advance with full details of any such works, and
(b)    remove any such partitioning at the end of the Term.
4.11.3    The Tenant must not, without the Landlord’s consent:
(a)    do any other works to the Premises;

(b)    make any Minor Structural Alterations; or
(c)    install any apparatus under clause 4.11.1(b).
4.11.4    The Tenant must comply with its obligations in Part 1 of Schedule 6 when carrying out or installing any Permitted Works, whether or not the Landlord’s consent is required for them.
4.11.5    Where the Landlord’s consent is expressly required under this clause 4.11, the Landlord may impose requirements on the Tenant in addition to those contained in Schedule 6 when giving its consent.
4.12    Signs and advertisements
4.12.1    The Tenant must not display any signs or advertisements on the Premises that are visible from:
(a)    outside the Building; or
(b)    any atrium or other Building Common Parts.
4.13    Obligations at the End Date
4.13.1    Subject to clause 4.13.8, by the End Date the Tenant must have removed:
(a)    all tenant’s and trade fixtures and loose contents from the Premises;
(b)    all signage installed by the Tenant at the Premises or elsewhere at the Building or the Estate;
(c)    subject to clause 4.13.4, all Permitted Works, but only where and to the extent required by the Landlord in writing;
(d)    all Permitted Apparatus; and
(e)    (without affecting any other Landlord’s rights), any works that have been carried out by the Tenant in breach of any obligation in this Lease.
4.13.2    The Tenant must make good all damage to the Premises, the Building or the Estate caused when complying with clause 4.13.1 and restore them to the same state and condition as they were in before the items removed were originally installed.
4.13.3    By the End Date the Tenant must have cleared hazardous materials from and decontaminated the Premises in accordance with the End of Lease Area Decontamination protocol attached as Appendix 1 (as amended by the Landlord from time to time, acting reasonably). The Tenant shall provide the Landlord with the Area Clearance and Decontamination Certificate confirming that the Tenant has complied with its obligations under this clause 4.13.3 promptly following completion of those works and by no later than the End Date.
4.13.4    If, no more than six months and no less than three months before the End Date, the Tenant serves on the Landlord a request in the form set out in Part 2 of Schedule 6, the only Permitted Works that the Tenant must remove under clause 4.13.1(c) will be:
(a)    those carried out before the date of the Tenant’s request that the Landlord requires to be removed by notice to the Tenant within eight weeks of the Landlord receiving the Tenant’s request; and
(b)    those carried out after service of the Tenant’s request;
and any other Permitted Works need not be removed.

4.13.5    Clause 4.13.4 will apply to the Tenant’s obligation to renew and replace floor coverings at the end of the Term under clause 4.9.3 as if that obligation were an obligation to remove Permitted Works.
4.13.6    At the End Date the Tenant must:
(a)    give back the Premises (and the fixtures, plant and equipment in them) in good decorative order and in a state, condition and working order consistent with the Tenant’s obligations in this Lease and any requirements of the Landlord’s insurers;
(b)    give back the Premises with vacant possession; and
(c)    hand to the Landlord any registers or records maintained by the Tenant pursuant to any statutory duty that relate to the Premises including any health and safety file and EPC.
4.13.7    If the Tenant has not removed all of its property from the Premises by the End Date and the Landlord gives the Tenant not less than five Business Days’ notice of its intention to do so:
(a)    the Landlord may sell that property as the agent of the Tenant;
(b)    the Tenant must indemnify the Landlord against any liability of the Landlord to any third party whose property has been sold in the genuine but mistaken belief that it belonged to the Tenant; and
(c)    the Landlord must pay to the Tenant the sale proceeds after deducting the costs of transportation, storage and sale incurred by the Landlord.
4.13.8    Notwithstanding the foregoing provisions of this clause, the Tenant shall not be required to remove the Permitted Works consented by and carried out in accordance with the Initial Licence for Alterations by the End Date.
4.14    User
4.14.1    The Tenant must not use the Premises other than for the Permitted Use.
4.14.2    The Tenant must not use the Premises as a betting office, an amusement arcade or in connection with gaming, for any political or campaigning purposes or for any sale by auction or for any illegal or immoral purpose nor for any purpose or in any manner which may cause damage, disturbance or nuisance to the Landlord or to any other person or any property.
4.14.3    The Tenant must not use the Premises for the sale of alcohol for consumption on or off the Premises or for the preparation or cooking of food other than, in either case, in connection with any staff and client catering facilities ancillary to the Permitted Use.
4.14.4    The Tenant must not:
(a)    keep in the Premises any plant, machinery or equipment (except that properly required for the Permitted Use) nor without the Landlord’s consent, which shall for the avoidance of doubt be a matter for its absolute discretion, any petrol or other explosive or specially flammable substance;
(b)    cause any nuisance or damage to the Landlord or the other tenants or occupiers of the Building or the Estate or to the owners, tenants or occupiers of any adjoining premises;

(c)    overload any part of the Premises or the Building or any plant, machinery, equipment or Conducting Media;
(d)    do anything that blocks the Conducting Media or makes them function less efficiently including any blockage to any drains, pipes or sewers by virtue of any waste, grease or refuse deposited by the Tenant;
(e)    operate any Permitted Apparatus so as to interfere with the lawful use of Electronic Communications Apparatus or the provision of Wireless Data Services elsewhere in the Building, the Estate or on any adjoining premises; or
(f)    commence any laboratory-based or office activity which is not covered by the Hazard Analysis reviewed and approved by the Landlord prior the Term Commencement Date without first declaring the activity to the Landlord for review and approval (such approval not to be unreasonably withheld or delayed).
4.14.5    When exercising any right granted to it for entry to any other part of the Building or the Estate the Tenant must:
(a)    cause as little damage and interference as is reasonably practicable to the remainder of the Building or the Estate and the business of its tenants and occupiers and make good any physical damage caused; and
(b)    comply with the Landlord’s requirements and those of any other tenants and occupiers of the Building or the Estate who are affected.
4.14.6    The Tenant must provide the Landlord with the names, addresses and telephone numbers of not fewer than two people who hold keys and any security access codes to the Premises and who may be contacted in an emergency if the Landlord needs access to the Premises outside the Tenant’s normal business hours.
4.15    Alienation
4.15.1    The Tenant must not assign, underlet, charge, hold on trust, part with or share possession or occupation of the Premises in whole or in part, except as authorised under this clause 4.15 or Schedule 7.
4.15.2    Without prejudice to the generality of clause 4.15.1, the Tenant must not during the Imperial Period assign underlet charge hold on trust part with possession or share occupation of the whole or any part of the Premises (a “Disposal”) to any person:
(a)    who is substantively involved in the manufacture, sale or distribution of goods or services which if used in the manner in which they were designed or intended to be used have a proven materially adverse impact on the life expectancy of humans OR whose activities are incompatible with the objectives of Imperial College of Science Technology and Medicine or the objectives of its major research funders. Without limitation if the Chief Medical Adviser to the UK Government has issued a health warning in relation to something it will be deemed for the purpose of this sub paragraph only to have been proven to have a material adverse impact on the life expectancy of humans;

(b)    in respect of which it is reasonably likely that a Disposal to such person would cause Imperial College of Science Technology and Medicine to lose its charitable status.
In the event of any conflict between the provisions of this clause 4.15.2 and any of the other provisions of this Lease, the provisions of this clause 4.15.2 shall prevail.
4.15.3    The Tenant must not assign the whole or underlet the whole of the Premises unless it has complied with its obligations in Schedule 8 and the Landlord has decided (or the Landlord is treated as having decided) not to accept an offer to surrender the Premises to the Landlord.
4.15.4    The Tenant may, with the Landlord’s consent, assign the whole of the Premises.
4.15.5    For the purposes of section 19(1A) of the Landlord and Tenant Act 1927:
(a)    the Tenant may not assign to a Current Guarantor;
(b)    if required by the Landlord, in its absolute discretion any consent to assign may be subject to a condition that:
(i)    the assigning tenant gives the Landlord an AGA; and
(ii)    any guarantor of the assigning tenant gives the Landlord a guarantee that the assigning tenant will comply with the terms of the AGA in each case in a form that the Landlord requires, given as a deed and delivered to the Landlord before the assignment;
(c)    any consent to assign may (to the extent required by the Landlord, acting reasonably taking into account in particular the identity of the proposed assignee) be subject to either of the following conditions:
(i)    that a guarantor (approved by the Landlord) that is not a Current Guarantor guarantees the assignee’s performance of the Tenant’s obligations in this Lease; and
(ii)    the assignee enters into a rent deposit deed with, and on terms (including a charge over the deposit) required by the Landlord providing for a deposit of not less than six months’ Main Rent (plus VAT) (calculated as at the date of the assignment) as security for the assignee’s performance of the tenant’s covenants in this Lease;
(d)    the Landlord may refuse consent to assign if the Tenant has not paid in full all Rents and other sums due to the Landlord under this Lease that are not the subject of a legitimate dispute about their payment;
(e)    the Landlord may refuse consent to assign if in its reasonable opinion the assignee’s occupation of the Premises or its activities on the Premises would be likely to bring the Landlord or Imperial College of Science Technology and Medicine into disrepute;
(f)    the Landlord may refuse consent to assign in any other circumstances where it is reasonable to do so; and

(g)    the Landlord may require any other condition to the Landlord’s consent if it is reasonable to do so.
4.15.6    The provisions of Schedule 7 apply to underlettings of the Premises and the Tenant must comply with its obligations in that Schedule.
4.15.7    The Tenant may charge the whole of the Premises to a genuine lending institution without the Landlord’s consent but the Tenant must notify the Landlord under clause 4.16 of any charge created, save for a floating charge which does not require notification upon its creation.
4.15.8    In addition to the provisions of this clause 4.15, the Tenant may share occupation of the Premises with a Group Company of the Tenant on condition that:
(a)    the Tenant gives prior written notice to the Landlord of the identity of the occupier and the part of the Premises to be occupied;
(b)    no relationship of landlord and tenant is created or is allowed to arise;
(c)    the sharing of occupation ends if the occupier is no longer a Group Company of the Tenant; and
(d)    the Landlord is notified promptly when the occupation ends.
4.16    Registration of alienation
The Tenant must provide the Landlord with a certified copy of every document transferring or granting any interest in the Premises (and, if relevant, evidence that sections 24 to 28 of the 1954 Act have been lawfully excluded from the grant of any interest) within one month after the transfer or grant of that interest.
4.17    Marketing
4.17.1    Subject to clause 5.5, the Tenant must, during the six months before the End Date, allow the Landlord to:
(a)    place on the Premises (but not obstructing the Tenant’s corporate signage) a notice for their disposal; and
(b)    show the Premises at reasonable times in the day to potential tenants (who must be accompanied by the Landlord or its agents).
4.17.2    Subject to clause 5.5, the Tenant must allow the Landlord at reasonable times in the day to show the Premises to potential purchasers of the Building or the Estate (who must be accompanied by the Landlord or its agents).
4.18    Notify the Landlord of notices or claims
The Tenant must notify the Landlord as soon as reasonably practicable after the Tenant receives or becomes aware of any notice or claim affecting the Premises.
4.19    Comply with Acts
4.19.1    The Tenant must do everything required under any Act in respect of the Premises and their use and occupation and the exercise of the rights granted to the Tenant under this Lease.
4.19.2    The Tenant must not do or fail to do anything in respect of the Premises, the Building or the Estate the effect of which could make the Landlord liable to pay any penalty, damages, compensation, costs or charges under any Act.

4.19.3    The Tenant must promptly notify the Landlord of any defect or disrepair in the Premises that may make the Landlord liable under any Act or under this Lease.
4.19.4    The Tenant must not permit any substance which is or might become dangerous, hazardous, polluting or contaminative or which might in any way adversely affect or damage the Building, any Conducting Media, other land or water or the environment or cause harm to human health to be in, on, under or escaping from the Premises provided that the Tenant shall be permitted to keep substances on the Premises which are used in connection with its use of the Premises for the Permitted Use where the same are kept in accordance with all relevant statutory requirements and codes or practice and the provisions of this Lease. If the Tenant becomes aware of any such substance in, on, under or escaping from the Premises the Tenant must give immediate written notice of it to the Landlord and remove or remediate it in compliance with the requirements of the Landlord or any competent authority.
4.20    Planning Acts
4.20.1    The Tenant must comply with the requirements of the Planning Acts and with all Planning Permissions relating to or affecting the Premises or anything done or to be done on them.
4.20.2    The Tenant must not apply for any Planning Permission except where any approval or consent required under any other provisions in this Lease for development or change of use has already been given and the Landlord has approved the terms of the application for Planning Permission.
4.20.3    The Tenant may only implement a Planning Permission that the Landlord has approved.
4.20.4    The Tenant must assume liability for and pay any community infrastructure levy payable under Part 11 of the Planning Act 2008 or any other similar payments or liabilities that become due as a result of it (or its sub-tenants or other occupiers of the Premises) carrying out any Permitted Works or changing the use of the Premises. The Tenant will not be responsible under this Lease for any corresponding sums that become due as a result of any permitted development to or change of use of the Building or the Estate carried out by the Landlord or any other occupier of the Building or the Estate.
4.21    Rights and easements
The Tenant must not allow any rights or easements to be acquired over the Premises. If an encroachment may result in the acquisition of a right or easement:
4.21.1    the Tenant must notify the Landlord; and
4.21.2    the Tenant must help the Landlord in any way that the Landlord requests to prevent that acquisition so long as the Landlord meets the Tenant’s costs and it is not adverse to the Tenant’s business interests to do so.
4.22    Management of the Building Common Parts
4.22.1    The Tenant must not load or unload vehicles except on the parts of the Building that it is permitted to use for that purpose by paragraph 2 of Part 1 of Schedule 1.
4.22.2    The Tenant must not park vehicles in the Building Common Parts except in any areas that it is permitted to use for that purpose.

4.22.3    The Tenant must not obstruct the Building Common Parts in any way or leave any goods on them.
4.22.4    The Tenant must not deposit rubbish anywhere on the Estate or the Building except in skips or bins provided for that purpose.
4.22.5    The Tenant must not use the Building Common Parts other than for the purposes designated by the Landlord (acting reasonably).
4.22.6    The Tenant must comply with all reasonable regulations notified to it or contained within any relevant tenant guide or handbook for the Building or the Estate (including without limitation the Landlord’s Fit Out Procedures Handbook) published by the Landlord from time to time. No regulations may impose obligations on the Tenant that are inconsistent with or more onerous than the Tenant’s obligations under this Lease.
4.23    Superior interest
4.23.1    The Tenant must promptly deliver to the Landlord any notice addressed to or intended for the Landlord or any Superior Landlord which may be served by delivery at the Premises including notices served pursuant to the Superior Lease and the Head Lease.
4.23.2    Save in respect of rent payable and clause 3.31 of the Superior Lease, the Tenant must observe and perform all the covenants on the part of the lessee contained in the Superior Lease so far as they relate to the Premises and not by any act or omission to cause the Landlord to be in breach of the Superior Lease.
4.23.3    The Tenant must permit the Landlord to enter on the Premises for any purpose that in the opinion of the Landlord is necessary to enable it to comply with the covenants on its part contained in the Superior Lease, notwithstanding that the obligation to comply with such covenants may be imposed on the Tenant by this Lease.
4.23.4    The Tenant must not breach any of the Superior Landlord’s obligations (excluding payment of rents or other sums) relating to the Building or the Estate in the Head Lease or any obligations affecting the freehold interest in the Building or the Estate.
4.23.5    The Tenant must comply with the provisions of any documents or matters specified or referred to in Schedule 5 relating to the Premises so far as they are enforceable save in respect of the payment of monetary contributions due under any planning agreement (if any) and the Landlord fully indemnifies the Tenant in respect of any demands received by the Tenant in relation to such contributions.
4.24    Registration at the Land Registry
4.24.1    If compulsorily registrable, the Tenant must:
(a)    within six weeks of the date of receipt of the Lease from the Landlord’s solicitors, apply to register and then take all reasonable steps to complete the registration of this Lease and the Tenant’s rights at the Land Registry; and
(b)    provide the Landlord with an official copy of the registered title promptly after receipt.
4.24.2    Subject to the Landlord providing completed forms EX1 and EX1A together with an edited copy of the Lease prepared by the Landlord’s solicitors and certified as being a true copy of the Lease from which prejudicial information as defined under the Land Registration Rules 2003 has been excluded and a cheque for the requisite fee within

10 working days of the date of the Lease, the Tenant must submit any applications in forms EX1 and EX1A required by the Landlord simultaneously with any application to HM Land Registry for first registration of the Lease.
4.24.3    The Tenant must within four weeks after the End Date, apply to the Land Registry to close and then take all reasonable steps to complete the closure of any registered title relating to this Lease and to remove from the Landlord’s registered title(s) to the Estate any references to this Lease and/or the Tenant’s rights.
4.25    Applications for consent or approval
Where the Tenant makes any application to the Landlord for consent or approval under this Lease, the Tenant must provide the Landlord with a complete and accurate copy of the heads of terms for any proposed dealing (if applicable) and all plans, drawings, specifications, documents and any other information required by the Landlord.
4.26    Trading names
4.26.1    Not to adopt or operate under a trade name, trading name or business name (a “Trading Name”) which:
(a)    incorporates any of the proscribed words and acronyms set out in clause 4.26.2; or
(b)    otherwise implies any educational purpose or any connection with Imperial College of Science Technology and Medicine.
4.26.2    The proscribed words and acronyms referred to in clause 4.26.1 are as follows:
(a)    College
(b)    Education
(c)    Faculty
(d)    Imperial
(e)    Institute
(f)    School
(g)    Teaching
(h)    University
(i)    Academy
(j)    IC
(k)    ICL
(l)    ThinkSpace (or Thinkspace)
5.    Landlord’s Obligations
5.1    Quiet enjoyment
The Tenant may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord except as permitted by this Lease.

5.2    Insurance
The Landlord must comply with the Landlord’s obligations in Schedule 4.
5.3    Services
The Landlord must comply with the Landlord’s obligations in Part 2 of Schedule 3.
5.4    Repayment of rent
5.4.1    The Landlord must refund any Main Rent paid in advance by the Tenant in relation to the period falling after the End Date within 10 Business Days after the End Date.
5.4.2    Clause 5.4.1 will not apply if the Landlord ends this Lease under clause 6.1.1 or if this Lease is disclaimed by the Crown or by a liquidator or trustee in bankruptcy of the Tenant.
5.5    Entry Safeguards
The Landlord must, when entering the Premises to exercise any Landlord’s rights:
5.5.1    cause as little damage as possible;
5.5.2    cause a minimum of inconvenience and interference to the occupiers of the Premises;
5.5.3    make good any damage caused to the Premises by the exercise of such rights; and
5.5.4    comply with any security or safety procedure reasonably required by the Tenant relating to the Tenant’s business at, and use and enjoyment of, the Premises which may include being accompanied by a representative of the Tenant where the Tenant reasonably so requires.
5.6    Scaffolding
The Landlord must ensure that in relation to any scaffolding erected outside the Premises in exercise of the Landlord’s rights under this Lease:
5.6.1    it is removed as soon as reasonably practicable, with any damage caused to the exterior of the Premises made good;
5.6.2    it causes as little obstruction as is reasonably practicable to the entrance to the Premises; and
5.6.3    it does not have advertising displayed on it (except for any health and safety notices and signs relating to any other tenant whose premises are obstructed or interfered with by the scaffolding) unless the Tenant has consented to its display.
5.7    Superior Lease
5.7.1    The Landlord must pay the rent reserved by the Superior Lease and comply by way of indemnity only with those tenant’s obligations in the Superior Lease that are not the responsibility of the Tenant under this Lease and must use all reasonable endeavours at the cost and request of the Tenant to enforce the obligations of the Superior Landlord under the Superior Lease.
5.7.2    The Landlord must comply by way of indemnity only with clause 33.1 of the Superior Lease.

6.    Agreements
6.1    Landlord’s right to end this Lease
6.1.1    If any event listed in clause 6.1.2 occurs, the Landlord may at any time afterwards re-enter the Premises or any part of them and this Lease will then immediately end.
6.1.2    The events referred to in clause 6.1.1 are as follows:
(a)    any of the Rents remain unpaid for 21 days after becoming due whether or not formally demanded;
(b)    the Tenant breaches any obligation or term of this Lease;
(c)    any 1925 Act, administrative, court-appointed or other receiver or similar officer is appointed over the whole or any part of the Tenant’s property or assets, or the Tenant enters into any scheme or arrangement with its creditors in satisfaction or composition of its debts under the 1986 Act;
(d)    if the Tenant is a company or a limited liability partnership:
(i)    the Tenant enters into liquidation within the meaning of section 247 of the 1986 Act;
(ii)    the Tenant is wound up or a petition for winding up is presented against the Tenant that is not dismissed or withdrawn within 21 days of being presented;
(iii)    a meeting of the Tenant’s creditors or any of them is summoned under Part I of the 1986 Act;
(iv)    a moratorium in respect of the Tenant comes into force under section 1(A) of and schedule A1 to the 1986 Act;
(v)    an administrator is appointed to the Tenant; or
(vi)    the Tenant is struck off the register of companies;
(e)    if the Tenant is a partnership, it is subject to an event similar to any listed in clause 6.1.2(d) with appropriate modifications so as to relate to a partnership;
(f)    if the Tenant is an individual:
(i)    a receiving order is made against the Tenant;
(ii)    an interim receiver is appointed over or in relation to the Tenant’s property;
(iii)    the Tenant becomes bankrupt or the Tenant is the subject of a bankruptcy petition that is not dismissed or withdrawn within 21 days of being presented; or
(iv)    an interim order is made against the Tenant under Part VIII of the 1986 Act;
(g)    any event similar to any listed in clauses 6.1.2(c) to 6.1.2(f) occurs in relation to any guarantor of the Tenant’s obligations under this Lease (other than under an authorised guarantee agreement); and

(h)    any event similar to any listed in clauses 6.1.2(c) to 6.1.2(g) occurs in any jurisdiction (whether it be England and Wales, or elsewhere).
6.1.3    Neither the existence nor the exercise of the Landlord’s right under clause 6.1.1 will affect any other right or remedy available to the Landlord.
6.1.4    In this clause 6.1 references to “the Tenant”, where the Tenant is more than one person or company, include any one of them.
6.2    No acquisition of easements or rights
6.2.1    Section 62 of the 1925 Act will not apply to this Lease.
6.2.2    The Tenant has no rights that would restrict building or carrying out of works to the Building, the Estate or any adjoining premises, other than any that the Landlord specifically grants the Tenant in this Lease.
6.2.3    The flow of light to the Premises is and will be enjoyed with the Landlord’s consent in accordance with section 3 of the Prescription Act 1832. Neither the enjoyment of that light and air nor anything in this Lease will prevent the exercise of any of the rights the Landlord has reserved out of this Lease. The Tenant must permit the exercise of these reserved rights without interference or objection.
6.2.4    The Tenant has no rights to enforce or prevent the release or modification of the benefit of any covenants, rights or conditions to which any other property within the Building, the Estate or any adjoining premises is or are subject.
6.2.5    The rights granted by paragraphs 8 and 9 of part III of schedule 1 to the Superior Lease are expressly excluded from this demise.
6.3    Works to adjoining premises
If the Landlord carries out works of construction, demolition, alteration or redevelopment on the Building, it must:
6.3.1    give the Tenant details of the works to be carried out;
6.3.2    consult with the Tenant as to the management of potential interference to the Premises;
6.3.3    take reasonable steps to ensure the works do not materially adversely affect the Tenant’s ability to carry out its business from the Premises or use the Premises for the Permitted Use;
6.3.4    take into consideration modern standards of construction and workmanship;
6.3.5    take reasonable steps to reduce any interference to the Premises by noise, dust and vibration (having taken into consideration the Tenant’s suggestions for limiting any interference); and
6.3.6    make good any physical damage to the Premises or its contents.
6.4    Service of Notices
6.4.1    Any Notice must be in writing and sent by pre-paid first class post or special delivery to or otherwise delivered to or left at the address of the recipient under clause 6.4.2 or to any other address in the United Kingdom that the recipient has specified as its address for service by giving not less than 10 Business Days’ notice under this clause 6.4.

6.4.2    A Notice served on:
(a)    a company or limited liability partnership registered in the United Kingdom must be served at its registered office;
(b)    a person resident in or incorporated in a country outside the United Kingdom must be served at the address for service in the United Kingdom of that party set out in the deed or document to which they are a party or if no such address has been given at their last known address in the United Kingdom. The address for service in the United Kingdom for ADC Therapeutics SA is:
ADC Therapeutics SA
c/o Apex Agency Services Ltd,
6th Floor,
125 Wood Street,
London
EC2V 7AN
or such other address for service in the United Kingdom as is advised to the Landlord by ADC Therapeutics SA in writing;
(c)    anyone else must be served:
(i)    in the case of the Landlord, at any postal address in the United Kingdom shown from time to time for the registered proprietor on the title number set out in Land Registry Prescribed Clause LR2.1 or if no such address is given, at its last known address in the United Kingdom;
(ii)    in the case of the Tenant, at the Premises;
(iii)    in the case of a guarantor, at the address of that party set out in the deed or document under which they gave the guarantee; and
(iv)    in respect of any other party, at their last known address in the United Kingdom.
6.4.3    Any Notice given will be deemed to have been served on the second Business Day after the date of posting if sent by pre-paid first class post or special delivery or at the time the Notice is delivered to or left at the recipient’s address if delivered to or left at that address.
6.4.4    If a Notice is deemed to be served on a day that is not a Business Day or after 5.00pm on a Business Day it will be deemed to be served at 9.00am on the immediately following Business Day.
6.4.5    Service of a Notice by fax or e-mail is not a valid form of service under this Lease.
6.5    Contracts (Rights of Third Parties) Act 1999
Nothing in this Lease creates any rights benefiting any person under the Contracts (Rights of Third Parties) Act 1999.
6.6    Contracting-out
6.6.1    The Landlord and the Tenant confirm that before the date of this Lease:

(a)    a notice complying with Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 which relates to this tenancy was served by the Landlord on the Tenant on 18 January 2021; and
(b)    a statutory declaration dated 18 January 2021 complying with paragraph 8 of Schedule 2 to that Order was made by Lydia Willox, who the Tenant confirms was duly authorised by the Tenant to make the statutory declaration its behalf.
6.6.2    The Landlord and the Tenant agree and declare that the provisions of sections 24–28 (inclusive) of the 1954 Act do not apply to the tenancy created by this deed.
6.6.3    The Landlord and the Tenant confirm there is no agreement for this lease.
6.7    Superior landlord’s consent
Any consent the Landlord gives is conditional on the consent (where required under the terms of the Superior Lease) of any superior landlord being obtained. The Landlord will apply for that consent at the Tenant’s cost and, to the extent the Landlord is consenting, the Landlord must take reasonable steps to obtain it.
7.    Guarantor’s Obligations
7.1    The Guarantor, as primary obligor, guarantees to the Landlord that:
7.1.1    the Tenant will comply with all the Tenant’s obligations in this Lease. If the Tenant defaults, the Guarantor will itself comply with those obligations and will indemnify the Landlord against all losses, costs, damages and expenses caused to the Landlord by that default; and
7.1.2    it will indemnify the Landlord against all losses, costs, damages and expenses caused to the Landlord by the Tenant proposing or entering into any company voluntary arrangement, scheme of arrangement or other scheme having or purporting to have the effect of impairing, compromising or releasing any or all of the obligations of the Guarantor in this clause 7.
7.2    If the Landlord in its absolute discretion requires, and if the Landlord notifies the Guarantor of this requirement within three months after the date of any disclaimer or forfeiture of this Lease or the Tenant being struck off the register of companies, the Guarantor must within 10 Business Days (at the Landlord’s absolute discretion) either:
7.2.1    at the Guarantor’s own cost (including payment of the Landlord’s costs) accept the grant of a lease of the Premises
(a)    for a term starting and taking effect on the date of the disclaimer or forfeiture of this Lease;
(b)    ending on the date when this Lease would have ended if the disclaimer or forfeiture had not happened;
(c)    at the same rent (unless there is a rent review due or one becomes due before completion of the new lease, in which case the rent will be that which would have been agreed or decided under this Lease) and other sums payable;
(d)    containing rent review dates on each unimplemented rent review date under this Lease that falls after the term commencement date of the new lease; and
(e)    otherwise on the same terms and conditions as this Lease; or

7.2.2    pay the Landlord any arrears of the Rents, the Outgoings and all other sums due under this Lease plus the amount equivalent to the total of the Rents, the Outgoings and all other sums due under this Lease that would be payable for the period of six months following the disclaimer or forfeiture.
7.3    If the Landlord requires payment under clause 7.2.2 then, on receipt of the payment in full, the Landlord must release the Guarantor from its future obligations under this clause 7 (but that will not affect the Landlord’s rights in relation to any prior breaches by the Guarantor).
7.4    The Guarantor’s liability will not be reduced or discharged by:
7.4.1    any failure for any reason to enforce in full, or any delay in enforcement of, any right against, or any concession allowed to the Tenant or any third party;
7.4.2    any variation of this Lease (except that a surrender of part will end the Guarantor’s future liability in respect of the surrendered part);
7.4.3    any right to set-off or counterclaim that the Tenant or the Guarantor may have;
7.4.4    any death, incapacity, disability or change in the constitution, status, or name of the Tenant, the Guarantor or of any other person who is liable, or of the Landlord;
7.4.5    any amalgamation or merger by any party with any other person, any restructuring or the acquisition of the whole or any part of the assets or undertaking of any party by any other person;
7.4.6    the existence or occurrence in relation to the Guarantor of any matter referred to in any of clauses 6.1.2(c) to 6.1.2(h); or
7.4.7    anything else other than a release by the Landlord by deed.
7.5    The Guarantor must not claim in competition with the Landlord in the insolvency of the Tenant and must not take any security, indemnity or guarantee from the Tenant in respect of those Tenant’s obligations under this Lease until all of the Tenant’s indebtedness to the Landlord has been discharged in full.
7.6    Nothing in this clause 7 may impose any liability on the Guarantor that exceeds the liability that it would have had were it the tenant of this Lease.
8.    Tenant Break Clause
8.1    The Tenant may end the Term on the Break Date by giving the Landlord not less than six months’ written notice following which the Term will then end on the Break Date if:
8.1.1    on the Break Date the Main Rent and any VAT payable on the Main Rent due up to and including that Break Date have been paid in full; and
8.1.2    on the Break Date the whole of the Premises are given back to the Landlord free of the Tenant’s occupation and the occupation of any other lawful occupier and without any continuing underleases; and
8.1.3    the Tenant has, on or before the Break Date, caused to be paid to the Landlord an amount equal to three hundred thousand pounds (£300,000) (plus any VAT payable on that amount) and for this purpose the Tenant shall be entitled to pay the said amount to the bank account previously notified by the Landlord for payment of the Rent pursuant to clause 3.7, unless otherwise advised by the Landlord in writing to the Tenant before the payment is actually made, and where VAT payable is on that amount the Landlord will provide the Tenant with a VAT invoice addressed to the Tenant as soon as is reasonably practicable thereafter.
8.2    The Landlord may waive any of the pre-conditions in clauses 8.1.1 to 8.1.3 at any time on or before the Break Date by notifying the Tenant.
8.3    If the Tenant gives notice to the Landlord under clause 8.1, the Tenant will on or before the Break Date make the payment to the Landlord as detailed in clause 8.1.3, provided that the Landlord will reimburse the said payment to the Tenant where the Lease does not end because either of the other pre-conditions have not been fulfilled (or waived by the Landlord).
8.4    If this Lease ends under this clause 8, this will not affect the rights of any party for any prior breach of an obligation in this Lease.
8.5    Time is of the essence for the purposes of this clause 8.
9.    Additional TENANT BREAK CLAUSE
9.1    In this clause:
9.1.1    “Challenge Period”: means the date which is seven weeks after (but excluding) the date of the Planning Permission;
9.1.2    “Planning Permission”: means the planning permission dated 11 January 2021 reference 2020/02982/FUL permitting the installation and retention of the Tenant’s Terrace Space Plant;
9.1.3    “Proceedings”: an application for judicial review under Part 54 of the Civil Procedure Rules 1998 (as amended) made by any third party arising from the grant of the Planning Permission by the local planning authority.
9.2    Where Proceedings are brought during the Challenge Period which result in the Planning Permission being quashed thereafter then, unless the local planning authority has issued a further planning permission permitting the installation of the Tenant’s Terrace Space Plant, the Tenant may end the Term at any time within 20 Working Days after the date of the order quashing the grant of the Planning Permission by giving the Landlord not less than 10 Working Days’ written notice following which the Term will then end on the date specified in the Tenant’s notice (the “Termination Date”) if:
9.2.1    on the Termination Date the Main Rent and any VAT payable on the Main Rent due up to and including the Termination Date have been paid in full; and
9.2.2    on the Termination Date the whole of the Premises is given back to the Landlord free of the Tenant’s occupation and the occupation of any other lawful occupier and without any continuing underleases.
9.3    The Landlord may waive either of the pre-conditions in clauses 9.2.1 to 9.2.2 at any time on or before the Termination Date by notifying the Tenant.
9.4    If this Lease ends under this clause 9, this will not affect the rights of any party for any prior breach of an obligation in this Lease.
9.5    Time is of the essence for the purposes of this clause 9.
9.6    If this Lease ends under this clause 9 then notwithstanding the provisions of clause 4.13 the Tenant shall remove the Tenant’s Terrace Space Plant from the Plant Area and any related plant and machinery and conducting media and make good any damage caused as a result of the installation of the Tenant’s Space Plant or its removal but shall not be obliged to remove any other Permitted Works as consented by the Initial Licence for Alterations as long as such Permitted Works have been undertaken in accordance with the provisions of the Initial Licence for Alterations and the provisions of Part 1 of Schedule 6.
10.    Jurisdiction
10.1    This Lease and any non-contractual obligations arising out of or in connection with it will be governed by the law of England and Wales.
10.2    Subject to clause 10.3 and any provisions in this Lease requiring a dispute to be settled by an expert or by arbitration, the courts of England and Wales have exclusive jurisdiction to decide any dispute arising out of or in connection with this Lease, including in relation to any non-contractual obligations.
10.3    Any party may seek to enforce an order of the courts of England and Wales arising out of or in connection with this Lease, including in relation to any non-contractual obligations, in any court of competent jurisdiction.
11.    Legal Effect
This Lease takes effect and binds the parties from and including the date at clause LR1.

Executed as a deed by	)
ADC THERAPEUTICS (UK) LTD	)	/s/ Michael Forer
acting by a director:	)	……………………………………
………………………………………	)	Director
in the presence of:	)
Name of witness (in BLOCK CAPITALS)	CHRISTINE WAITE
Signature of witness:	/s/ Christine Waite
Address:	……………………………………
……………………………………
Occupation:	OFFICE 8 ADMINISTRATION MANAGER

Executed as a deed by ADC THERAPEUTICS SA, a company incorporated in Switzerland acting by Michael Forer who, in accordance with the laws of that territory, is acting under the authority of the company

Signature in name of company ADC THERAPEUTICS SA,
Signature: /s/ Michael Forer …………………………………… Authorised Signatory